UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

    Current Report Pursuant To Section 13 Or 15(d) Of The Securities Exchange
                                  Act Of 1934


                        Date Of Report: October 31, 2000
                        (Date Of Earliest Event Reported)

                           MONTEREY BAY BANCORP, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

                  DELAWARE                           77-0381362
      (State Or Other Jurisdiction Of     (I.R.S. Employer Identification
       Incorporation Or Organization)                 Number)



                         Commission File Number: 0-24802

              567 Auto Center Drive, Watsonville, California 95076
               (Address Of Principal Executive Offices)(Zip Code)

                                (831) 768 - 4800
              (Registrant's Telephone Number, Including Area Code)

                             WWW.MONTEREYBAYBANK.COM
                          (Registrant's Internet Site)

                            INFO@MONTEREYBAYBANK.COM
                     (Registrant's Electronic Mail Address)

Item 5.           Other Events

         On October 31, 2000, Monterey Bay Bancorp, Inc. ("Registrant" and "Company") issued a press release that announced its results for the third quarter of 2000 and changes in the Board of Directors.

Item 7.           Financial Statements And Exhibits

         (c)      Exhibits

         The following Exhibits are filed as part of this Report:

         99.1     Press Release dated October 31, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      Monterey Bay Bancorp, Inc.
                                                                    (Registrant)




Date:    October 31, 2000       By:   /s/ C. Edward Holden
                                      --------------------
                                      C. Edward Holden
                                      Chief Executive Officer

Date:    October 31, 2000       By:   /s/ Mark R. Andino
                                      ------------------
                                      Mark R. Andino
                                      Chief Financial Officer
                                      (Principal Financial & Accounting Officer)

                                  EXHIBIT INDEX

Exhibit Number                      Exhibit

Exhibit 99.1                        Press Release Dated October 31, 2000

Exhibit 99.1
------------

October 31, 2000

FOR IMMEDIATE RELEASE
---------------------



                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
                             THIRD QUARTER RESULTS;
                        CHANGES IN THE BOARD OF DIRECTORS


                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market


         Watsonville, CA. October 31, 2000. Monterey Bay Bancorp, Inc. ("Company") today reported net income of $461,000, or $0.15 basic and diluted earnings per share, for the third quarter ended September 30, 2000, compared to net income of $950,000, or $0.29 basic earnings per share and $0.28 diluted earnings per share, for the third quarter of 1999. For the first nine months of 2000, the Company reported net income of $1,814,000, equivalent to $0.58 basic and diluted earnings per share. This compares to net income of $2,656,000 during the first nine months of 1999, equivalent to $0.82 basic earnings per share and $0.80 diluted earnings per share.

         During the third quarter of 2000, the Company recorded an accrual of $250,000 for a separation package presently being negotiated with Marshall G. Delk, who resigned as President and Chief Operating Officer of the Company on September 29, 2000. This accrual, on an after-tax basis, decreased basic and diluted earnings per share for the third quarter by $0.05. On October 25, 2000, Mr. Delk presented his resignation from the Board of Directors of both Monterey Bay Bancorp, Inc. and its subsidiary, Monterey Bay Bank ("Bank").

         At the meeting of the Company's Board of Directors held on October 26, 2000, the Directors unanimously approved paying all future Directors fees exclusively in the Company's common stock commencing on November 1, 2000. Payment of Directors fees in the Company's stock had previously been an option. Commenting on this change, Eugene R. Friend, Chairman of the Board, stated "The Board of Directors desired to communicate their strong support of the Company during a year of challenging earnings comparisons, and their continued commitment to shareholder value."

         Also at the October 26, 2000 meeting of the Board of Directors, McKenzie Moss was elected Chairman of the Board effective January 1, 2001. Eugene R. Friend will retire as Chairman of the Board and serve as Vice Chairman until his planned retirement from the Board at the Annual Meeting of Stockholders in 2001. Commenting on this change, C. Edward Holden, President, Chief Executive Officer, and Vice Chairman, stated "Gene Friend has devoted almost all of his professional career to the Company and the Bank, with his service extending over more than forty years. Gene and the Board of Directors thought it time to continue the transition in leadership which commenced with Gene's retirement as Chief Executive Officer earlier this year." McKenzie Moss is a banking industry veteran, having held a long series of successful positions in the financial services industry, including Chief Executive Officer of a California commercial bank. Director P. W. Bachan, with 46 years of service on the Board of Directors, has also communicated his plan to retire at the Annual Meeting of Stockholders in 2001.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
October31, 2000

         During the third quarter of 2000, the Company recorded a $650,000 provision for loan losses, up significantly from $265,000 during the same quarter in 1999. This higher provision primarily stemmed from two factors, as discussed below.

         A commercial construction loan with a disbursed balance of $2.8 million and a commitment amount of $3.1 million was graded substandard by the Company during the third quarter of 2000. This loan was negatively impacted by the inability of the principals to obtain an occupancy permit from local governmental agencies. Under the Company's loan loss reserve methodology, substandard loans require a higher level of general reserve allocations than loans with a more favorable credit grading. The substandard classification of this commercial construction loan therefore increased the need for the Company to charge operations to expand the loan loss allowance. The Company is currently negotiating and working with the principals to:

o have them complete the final stages of construction without additional Company funds

o    have them place additional funds on deposit with the Company

o timely pursue the acquisition of at least a partial occupancy permit in order to generate cash flow from the project

Based upon the value of the real property and the financial strength and liquidity of the principals, no specific reserve was allocated to this loan at September 30, 2000. The loan is current in its payments.

         In addition to the aforementioned construction loan, the Company's need for a higher allowance for loan losses at the end of the third quarter was increased by $179,000 in conjunction with a special residential loan pool which the Company purchased in 1998. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contained a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through October, 2000, the Company determined to allocate additional reserves due to concerns regarding the future capacity of the seller to honor the guaranty, the present delinquency profile of the special mortgage pool, and the differential between loan principal balances and current appraisals for loans in the process of foreclosure. The original balance of the loan pool in 1998 was $40.0 million, declining to $26.5 million by October 20, 2000.

         The Company's ratio of loan loss reserves to gross loans outstanding increased from 0.96% at December 31, 1999 to 1.24% at September 30, 2000. The Company's ratio of loan loss reserves to non-accrual loans rose from 50.84% at December 31, 2000 to 71.14% at September 30, 2000. Non-accrual loans declined from $6,888,000 at December 31, 1999 to $6,756,000 at September 30, 2000.
Included in the Company's non-accrual loan totals at September 30, 2000 was a $4,850,000 business term loan primarily secured by the common stock of an insured depository institution. During the third quarter, $150,000 in principal reduction payments were received on this loan, with an additional $25,000 curtailment received during the first week of October. At September 30, 2000, this loan was current in its contractual payments. The loan has, however, been maintained on non-accrual status due to concern regarding the borrower's potential sources of funds to repay the loan at maturity near the end of 2000.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
October31, 2000


         Other factors contributing to the decline in earnings during the first nine months of 2000 versus the same period in 1999 were:

o    less favorable results on the sale of securities

o an adjustment to net deferred loan fees during the third quarter of 1999 that increased interest income by $140,000 on a one-time basis

o    higher general & administrative expenses

         No gain or loss on the sale of securities was recorded during the third quarter of 2000 or the third quarter of 1999. However, gains on the sale of securities totaled $503,000 during the first nine months of 1999, versus a loss on sale of securities of $77,000 during the first nine months of 2000. The first nine months of 1999 therefore benefited from $580,000 in improved results from the sales of securities versus the like period in 2000.

         General & administrative expenses climbed from $3.0 million and $8.7 million during the three and nine months ended September 30, 1999, respectively, to $3.6 million and $10.3 million during the like periods in 2000. In addition to the aforementioned $250,000 accrual for a separation package during the third quarter of 2000, operating expenses during 2000 have increased as a result of the greater number of customers and accounts serviced by the Company, higher data processing costs, Bank staff additions and changes including a new Chief Executive Officer, Chief Financial Officer, and Controller, the settlement of certain non-qualified benefits obligations, the adoption of a Directors Emeritus program, the development of expanded performance based incentive compensation, and higher outside professional costs. In addition, at the end of the third quarter of 2000, the Company commenced incurring its first incremental operating costs for the upcoming core systems conversion that was previously announced. The Company anticipates realizing higher expenses for travel, training, personnel, and outside professional costs as it continues to prepare for a major upgrade to its technology infrastructure in 2001.

         Net interest income improved in 2000 versus the prior year. Net interest income for the three and nine months ended September 30, 2000 was $4.4 million and $13.4 million, respectively, comparing favorably to $4.4 million and $12.0 million during the like periods in 1999 (including the one-time $140,000 increase during the third quarter of 1999). The Company's ratio of net interest income to average total assets was 3.67% during the most recent quarter and 3.80% during the first nine months of 2000, compared to 3.87% during the third quarter of 1999 and 3.56% during the first nine months of 1999. The Company's ratio of net interest income to average total assets was lower in the most recent quarter than during the first half of 2000 due to:

o the maturity of certain funding locked in during the latter part of 1999 and early 2000, which provided the Company with additional net interest income during a rising interest rate environment during the first half of the year

o loans receivable representing a lower percentage of average total assets during the third quarter of 2000 than earlier in 2000, in conjunction with a weakening in loan production during the most recent quarter

o a lower average balance of relatively higher yielding construction loans during the third quarter of 2000 than during the first half of 2000

Monterey Bay Bancorp, Inc.                                                page 4
Press Release
October 31, 2000

         Total assets rose from $462.8 million at December 31, 1999 to $485.0 million at September 30, 2000. The increase in assets was concentrated in net loans, which increased from $360.7 million at December 31, 1999 to $382.3 million at September 30, 2000. Total deposits increased from $367.4 million at December 31, 1999 to a record $398.1 million at September 30, 2000. The rise in deposits stemmed from:

o an increase in lower cost transaction accounts, particularly NOW checking accounts and money market accounts - areas where the Company has introduced new products during 2000

o the Company's initial participation ($8.0 million) in the State of California time deposit program during the third quarter, whereby the State places time deposits with banks as a means of encouraging the lending of funds back into California's communities

The percentage of the deposit portfolio comprised of comparatively higher cost certificates of deposit declined from 60.5% at December 31, 1999 to 58.7% at the close of the most recent quarter despite the Company's participation in the State of California program. The total number of customer deposit accounts rose to a record 29,507 at September 30, 2000, up over 1,600 net accounts during the first nine months of 2000.

         The rise in deposits experienced during 2000 permitted the Company to repay wholesale borrowings. Total borrowings decreased from $52.0 million at December 31, 1999 to $40.6 million at September 30, 2000.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "well capitalized", with its regulatory capital ratios increasing during 2000.

         Consolidated stockholders' equity increased from $40.8 million at December 31, 1999 to $42.4 million at September 30, 2000, as the effects of net income and continued amortization of deferred stock compensation more than offset the impacts of the repurchase of 120,000 shares of the Company's common stock during the first quarter of 2000 and an eight cents per share cash dividend payment during the first quarter of 2000. As previously announced, the Company's Board of Directors has determined to indefinitely suspend the declaration and payment of cash dividends. The Company's tangible book value per share increased from $11.07 at December 31, 1999 to $12.07 at September 30, 2000.

         In reviewing the most recent quarter, C Edward Holden commented "The Company continues to make progress in its transition from a 75 year old savings & loan to a community based financial services firm. Many key steps have recently been achieved. We signed an agreement to convert to a new core processing platform built upon a leading relational database and client / server technology. Internet banking was introduced to our customer base following several months of testing by the Bank's employees. The Bank's new remote ATM at the hugely popular Monterey Bay Aquarium was recently activated. The remodeling of the North Salinas branch is essentially complete, providing the Company with additional monthly rental income. David E. Porter, with 26 years of high quality commercial banking experience, started working for the Bank on October 30. David will lead our commercial and retail banking activities and be a key member of the management team. Jack Evans, with over 25 years of commercial banking experience, has joined the Bank as a commercial lending relationship manager and business development officer. Jack has lived in Santa Cruz County for 18 years and represents the type of community banker we are seeking to best serve current and future business customers. In realizing these accomplishments, the Company is establishing the human and technological infrastructure that is vital to a successful transformation into an effective community commercial bank."

Monterey Bay Bancorp, Inc.                                                page 5
Press Release
October 31, 2000

                  Mr. Holden continued "Despite these achievements, we are disappointed with the level of earnings generated by the Company. The Board of Directors strongly appreciates the importance of building shareholder value and producing a competitive return on shareholders' equity. However, many of the initiatives integral to the strategic transformation of the Company require up front operating costs and initial capital investments before associated revenues may be realized. In addition, at the same time the Company requires significant resources to achieve strategic change, we must also devote time and expense to resolving several key historical issues. During the fourth quarter, the Company will address a key period for the special residential mortgage pool, as the associated loans reach an important rate adjustment date; and the collection of the large non-accrual business term loan extended by the Monterey Bay Bancorp, Inc. holding company. The fourth quarter will also be a key period for the Company to address a number of relatively higher balance loans that are currently graded as criticized or classified assets. Looking forward into 2001, we intend to continue accelerating the implementation of our strategic plan, leveraging 75 years of superior customer service, community involvement, and local decision-making."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the maximum allowed by law.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic and real estate market conditions in the Company's market areas, competition, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of new employees, borrower willingness to work out troubled credits, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:

C. Edward Holden                                         Mark R. Andino
Chief Executive Officer                or                Chief Financial Officer
(831) 768 - 4840                                         (831) 768 - 4806




                            INFO@MONTEREYBAYBANK.COM
                              Fax: (831) 722 - 6794



                         --- financial data follows ---

                           MONTEREY BAY BANCORP, INC.
                        Consolidated Financial Highlights
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)
                                                               September         December
                                                                     30,              31,
                                                                    2000             1999
                                                                    ----             ----
Financial Condition Data
------------------------------------------------------
Cash and cash equivalents                                      $  18,089        $  12,833
Investment and mortgage backed securities available for sale      65,219           69,179
Investment and mortgage backed securities held to maturity            --               60
Loans held for sale                                                  174               --
Loans receivable held for investment, net                        382,168          360,686
Investment in capital stock of the Federal Home Loan Bank          2,836            3,213
Accrued interest receivable                                        2,922            2,688
Premises and equipment, net                                        7,138            7,042
Core deposit premiums and other intangible assets, net             2,394            2,918
Real estate acquired via foreclosure, net                             --               96
Other assets                                                       4,061            4,112
                                                               ---------        ---------
Total assets                                                   $ 485,001        $ 462,827
                                                               =========        =========

Non-interest bearing demand deposits                              16,078       $   17,316
Interest bearing NOW checking accounts                            40,402           31,385
Savings accounts                                                  16,472           15,312
Money market accounts                                             91,381           81,245
Certificates of deposit                                          233,718          222,144
                                                               ---------        ---------

Total deposits                                                   398,051          367,402
Borrowings                                                        40,582           51,992
Other liabilities                                                  3,925            2,630
                                                               ---------        ---------

Total liabilities                                                442,558          422,024
                                                               ---------        ---------

Stockholders' equity                                              42,443           40,803
                                                               ---------        ---------
Total liabilities and stockholders' equity                     $ 485,001       $  462,827
                                                               =========        =========

                                                            Three Months Ended September 30,     Nine Months Ended September 30,
                                                            --------------------------------     -------------------------------
                                                                   2000             1999                2000             1999
                                                                   ----             ----                ----             ----
Operating Data
------------------------------------------------------
Interest income                                               $    9,514       $    8,578          $   27,976       $   24,976
Interest expense                                                   5,115            4,218              14,530           12,936
                                                               ---------        ---------           ---------        ---------

Net interest income before provision for loan losses               4,399            4,360              13,446           12,040
Provision for loan losses                                            650              265               1,675              685
                                                               ---------        ---------           ---------        ---------
Net interest income after provision for loan losses                3,749            4,095              11,771           11,355
Non-interest income                                                  630              564               1,714            2,026
General & administrative expense                                   3,552            2,971              10,260            8,684
                                                               ---------        ---------           ---------        ---------

Income before income tax expense                                     827            1,688               3,225            4,697
Income tax expense                                                   366              738               1,411            2,041
                                                               ---------        ---------           ---------        ---------

Net income                                                    $      461       $      950          $    1,814       $    2,656
                                                               =========        =========           =========        =========

Shares applicable to basic earnings per share                  3,100,164        3,256,419           3,104,580        3,235,183
Basic earnings per share                                      $     0.15       $     0.29          $     0.58       $     0.82
                                                               =========        =========           =========        =========

Shares applicable to diluted earnings per share                3,103,799        3,359,124           3,110,342        3,330,384
Diluted earnings per share                                    $     0.15       $     0.28          $     0.58       $     0.80
                                                               =========        =========           =========        =========

                                                   MONTEREY BAY BANCORP, INC.
                                                 Selected Ratios And Other Data
                                                            Unaudited
                                                     (Dollars In Thousands)


                                                   Three Months Ended September 30,             Nine Months Ended September 30,
                                                   --------------------------------             -------------------------------
                                                          2000                 1999                   2000                 1999
                                                          ----                 ----                   ----                 ----

Profitability Ratios
------------------------------------------
Return on average assets                                 0.38%                0.84%                  0.51%                0.79%
Return on average equity                                 4.55%                9.11%                  6.06%                8.50%
Interest rate spread during the period                   3.44%                3.67%                  3.55%                3.27%
Net interest income / average total assets               3.67%                3.87%                  3.80%                3.56%
Efficiency ratio                                        70.63%               60.34%                 67.68%               61.74%
G&A expense / average total assets                       2.96%                2.64%                  2.90%                2.57%




                                                            At                   At
                                                 September 30,         December 31,
                                                          2000                 1999
                                                          ----                 ----
Asset Quality Information
------------------------------------------

Non-accrual loans                                   $    6,756          $    6,888
Non-performing loans                                     6,831               8,182
Real estate acquired via foreclosure                        --                  96
Allowance for loan losses                                4,806               3,502

Allowance for loan losses / loans outstanding             1.24%               0.96%
Allowance for loan losses / non-accrual loans            71.14%              50.84%


Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                    7.43%               7.11%
Core capital ratio                                        7.43%               7.11%
Tier one risk based capital ratio                        10.53%               9.58%
Total risk based capital ratio                           11.79%              10.56%


Other Information
------------------------------------------

Number of deposit accounts                              29,507              27,831
Full-service customer facilities                             8                   8
Number of ATM's                                             10*                 10
Loan to deposit ratio                                    96.05%              98.17%
Tangible book value per share                       $    12.07          $    11.07
Shares outstanding                                   3,317,913           3,422,637






-----------------------------------------------------------------------------------
* 11 ATM's as of October 16, 2000